EXHIBIT (a)(1)(ii)

E-mail Communication

TO:	[Employee]
FROM:	Dorene.Hayes@IDT.com
SUBJECT:	IMPORTANT NEWS: Launch of IDT’s Option Exchange Program
DATE:	October 2, 2009

IMPORTANT NEWS — PLEASE READ IMMEDIATELY. SHOULD YOU CHOOSE TO PARTICIPATE IN THIS PROGRAM, YOU MUST TAKE ACTION PRIOR TO 9:00 P.M., PACIFIC DAYLIGHT TIME, ON OCTOBER 30, 2009.

Integrated Device Technology, Inc. (“IDT”) is pleased to provide details of the previously announced Stock Option Exchange Program. As you may be eligible to participate, we encourage you to carefully read the “Offer to Exchange Certain Outstanding Stock Options For A Number Of Replacement Options” as well as the other offering materials contained in the Schedule Tender Offer (“TO”) we filed with the Securities and Exchange Commission on October 2, 2009 (collectively, the “Offering Materials”), all of which are available on the option exchange website referred to below and posted on the Stock Plan page of IDT’s intranet. These materials will help you to fully understand the risks and benefits of this exchange program and the terms and conditions of our offer.

STOCK OPTION EXCHANGE PROGRAM INFORMATION & WEBSITE

The election period for this program begins today. There are many things to consider when deciding whether or not to participate in this program. We encourage you to carefully read the Offering Materials before deciding to participate. Please review the option exchange program website below for the Offering Materials and instructions on how to elect to participate in the program, change a prior election and withdraw your election before the end of the election period. To log into the website, please use your Employee ID and temporary password assigned below. You will be required to reset your password during your initial login.

Temporary Password: [insert initial password from data file]

Option Exchange Program Website: https://IDT.equitybenefits.com

ELIGIBILITY

•	Options granted prior to October 2, 2008.

•	Options that are set to expire after October 30, 2010.

•	Options granted with an exercise price per share greater than or equal to $8.00.

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All employees who are continuously employed by IDT throughout the offering period (October 2, 2009 – October 30, 2009) are eligible, except employees employed by us in Israel where the tax consequences of the option exchange are inconsistent with our compensation policies and practices. Executives subject to Section 16 of the Securities Exchange Act and members of IDT’s Board of Directors are excluded.

EXCHANGE DETAILS

All options elected for replacement will be exchanged at a 3 to 1 ratio.

REPLACEMENT OPTIONS

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Vesting Period: New three-year term, vesting 33% on the first anniversary of the end of the option exchange, and in substantially equal installments monthly thereafter over the subsequent two years, subject to the option holder’s continued employment with IDT through each vesting date.

•	Option Term: New five-year term from the grant date of the new options, which will be the closing date of the offering period, which we currently expect to be October 30, 2009.

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Strike Price: Closing price of IDT’s common stock, as reported on The NASDAQ Global Market, on the grant date of the new options, which will be the closing date of the offering period, which we currently expect to be October 30, 2009.

TIMING

•	The offering period begins now and will end at 9:00 pm, Pacific Daylight Time, on October 30, 2009, unless IDT is required or decides to extend the offering period to a later date.

•

Employees who wish to participate in the option exchange program must elect to participate during this window through the option exchange program website above. We will not accept any elections after 9:00 pm Pacific Daylight Time, on October 30, 2009, unless IDT is required or opts to extend the offering period to a later date.

•	Based on our expected timeline, employees will be granted a new option in exchange for three (3) eligible options tendered for exchange on October 30, 2009.

IDT makes no recommendation as to whether you should participate in the option exchange program. You must make your own decision whether to participate. We encourage you to speak with your financial, legal and/or tax advisors as necessary, before deciding whether to participate in this program.

If you have any questions about the exchange program, please send an email to: optionexchange@idt.com.

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